SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.  )

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BERKSHIRE HATHAWAY INC.

(Name of Registrant as Specified In Its Charter)

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BERKSHIRE HATHAWAY INC.
1440 Kiewit Plaza
Omaha, Nebraska 68131

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
April 30, 2005

To The Shareholders:

     Notice is hereby given that the Annual Meeting of the Shareholders of Berkshire Hathaway Inc. will be held at the Qwest Center Omaha, 455 North 10th Street, Omaha, Nebraska, on April 30, 2005 at 3:15 p.m. for the following purposes:

1.	To elect directors.

2.	To consider and act upon a proposed amendment to the Corporation’s Restated Certificate of Incorporation that would add to the voting rights of holders of Class B Common Stock in certain situations.

3.	To consider and act upon a proposed amendment to the Corporation’s Restated Certificate of Incorporation that would clarify the rights of holders of Class B Common Stock in a stock split or stock dividend.

4.	To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 2, 2005 as the record date for determining the shareholders having the right to vote at the meeting or any adjournment thereof. A list of such shareholders will be available for examination by a shareholder for any purpose germane to the meeting during ordinary business hours at the offices of the Corporation at 1440 Kiewit Plaza, Omaha, Nebraska during the ten days prior to the meeting.

     You are requested to date, sign and return the enclosed proxy which is solicited by the Board of Directors of the Corporation and will be voted as indicated in the accompanying proxy statement and proxy. A return envelope is provided which requires no postage if mailed in the United States. If mailed elsewhere, foreign postage must be affixed.

     Prior to the formal annual meeting, just as in recent years, the doors will open at the Qwest Center at 7:00 a.m. and the movie will be shown at 8:30 a.m. At 9:30 a.m., the question and answer period will commence. The question and answer period will last until 3:00 p.m. (with a short break for lunch). After a recess, the formal Annual Meeting of Shareholders will convene at 3:15 p.m.

By order of the Board of Directors

FORREST N. KRUTTER, Secretary

Omaha, Nebraska
March 18, 2005

     A shareholder may request meeting credentials for admission to the meeting by completing and promptly returning to the Company the meeting credential order form accompanying this notice. Otherwise, meeting credentials may be obtained at the meeting by persons identifying themselves as shareholders as of the record date. For a record owner, possession of a proxy card will be adequate identification. For a beneficial-but-not-of-record owner, a copy of a broker’s statement showing shares held for his or her benefit on March 2, 2005 will be adequate identification.

BERKSHIRE HATHAWAY INC.
1440 Kiewit Plaza
Omaha, Nebraska 68131

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
April 30, 2005

     This statement is furnished in connection with the solicitation by the Board of Directors of Berkshire Hathaway Inc. (hereinafter “Berkshire” or the “Corporation”) of proxies in the accompanying form for the Annual Meeting of Shareholders to be held on Saturday, April 30, 2005 at 3:15 p.m. and at any adjournment thereof.

     This proxy statement and the enclosed form of proxy were first sent to shareholders on or about March 18, 2005.

     If the form of proxy enclosed herewith is executed and returned as requested, it may nevertheless be revoked at any time prior to exercise by filing an instrument revoking it or a duly executed proxy bearing a later date.

     Solicitation of proxies will be made solely by mail at the Corporation’s expense. The Corporation will reimburse brokerage firms, banks, trustees and others for their actual out-of-pocket expenses in forwarding proxy material to the beneficial owners of its common stock.

     As of the close of business on March 2, 2005, the record date for the Annual Meeting, the Corporation had outstanding and entitled to vote 1,267,197 shares of Class A Common Stock (hereinafter called “Class A Stock”) and 8,161,390 shares of Class B Common Stock (hereinafter called “Class B Stock”). Each share of Class A Stock is entitled to one vote per share and each share of Class B Stock is entitled to one-two-hundredth (1/200) of one vote per share on all matters submitted to a vote of shareholders of the Corporation. The Class A Stock and Class B Stock vote together as a single class. Only shareholders of record at the close of business on March 2, 2005 are entitled to vote at the Annual Meeting or at any adjournment thereof.

     The presence at the meeting, in person or by proxy, of the holders of Class A Stock and Class B Stock holding in the aggregate a majority of the voting power of the Corporation’s stock entitled to vote shall constitute a quorum for the transaction of business. A plurality of the votes properly cast for the election of directors by the shareholders attending the meeting, in person or by proxy, will elect directors to office. A majority of the outstanding Class A Stock and Class B Stock, voting together as a single class, as well as a majority of the outstanding Class A Stock, voting as a separate class, is required to approve the two proposed amendments to the Corporation’s Restated Certificate of Incorporation. A majority of votes properly cast upon any other question shall decide the question. Abstentions and broker non-votes will count for purposes of establishing a quorum, but will not count as votes cast for the election of directors or any other question and accordingly will have no effect.

     Shareholders who send in proxies but attend the meeting in person may vote directly if they prefer and withdraw their proxies or may allow their proxies to be voted with the similar proxies sent in by other shareholders.

1. ELECTION OF DIRECTORS

     At the 2005 Annual Meeting of Shareholders, a Board of Directors consisting of eleven members will be elected, each director to hold office until a successor is elected and qualified, or until the director resigns, is removed or becomes disqualified.

     Upon the recommendation of the Governance, Compensation and Nominating Committee, the members of the Board of Directors have nominated for election the eleven current directors of the Corporation. Certain information with respect to nominees for election as directors is contained in the following table:

WARREN E. BUFFETT, age 74, has been a director of the Corporation since 1965 and has been its Chairman and Chief Executive Officer since 1970. Mr. Buffett is a controlling person of the Corporation. He is also a director of The Coca-Cola Company and The Washington Post Company.

HOWARD G. BUFFETT, age 50, has been a director of the Corporation since 1993. Mr. Buffett is currently President of Buffett Farms and BioImages, a photography and publishing company. From June of 1996 until August of 2001, Mr. Buffett was the Chairman of the Board of Directors of The GSI Group, a company primarily engaged in the manufacture of agricultural equipment. He is also a director of ConAgra Foods Inc. and Lindsay Manufacturing Co.

MALCOLM G. CHACE, age 70, has been a director of the Corporation since 1992. For more than the past five years, Mr. Chace has been Chairman of the Board of Directors of BankRI, a community bank located in the State of Rhode Island.

WILLIAM H. GATES III, age 49, was named a director on December 14, 2004. For more than the past five years, Mr. Gates has been Chairman of the Board of Directors of Microsoft Corporation, a software company. Mr. Gates was the Chief Executive Officer of Microsoft Corporation from its incorporation in 1981 until January 2000, and he has been its Chief Software Architect since January 2000.

DAVID S. GOTTESMAN, age 78, was named a director in 2003. For more than the past five years, he has been a principal of First Manhattan Co., an investment advisory firm. He is also a director of Sequa Corporation, a diversified industrial company.

CHARLOTTE GUYMAN, age 48, was named a director in 2003. Ms. Guyman was a general manager with Microsoft Corporation until July 1999 and has been retired since that time. She is currently a member of the Board of Directors of UW Medicine, an academic medical center, and serves as Chairman of its Finance Committee.

DONALD R. KEOUGH, age 78, was named a director in 2003. For more than the past five years, he has been Chairman of Allen & Company, an investment banking firm. Mr. Keough currently is a director of Convera Corporation, InterActive Corp. and The Coca-Cola Company.

CHARLES T. MUNGER, age 81, has been a director and Vice Chairman of the Corporation’s Board of Directors since 1978. He is Chairman of the Board of Directors and Chief Executive Officer of Wesco Financial Corporation, approximately 80%-owned by the Corporation. Mr. Munger is also Chairman of the Board of Directors of Daily Journal Corporation and a director of Costco Wholesale Corporation.

THOMAS S. MURPHY, age 79, was named a director in 2003. Mr. Murphy has been retired since 1996. He was Chairman of the Board and Chief Executive Officer of Capital Cities/ABC, Inc. from 1966 to 1990 and from February 1994 until his retirement in 1996. He is also a director of Doubleclick Inc., a provider of Internet advertising services.

RONALD L. OLSON, age 63, has been a director of the Corporation since 1997. For more than the past five years, he has been a partner in the law firm of Munger, Tolles & Olson LLP. He is also a director of City National Bank, Edison International and The Washington Post Company.

WALTER SCOTT, JR., age 73, has been a director of the Corporation since 1988. For more than the past five years, he has been Chairman of the Board of Directors of Level 3 Communications, Inc., a successor to certain businesses of Peter Kiewit Sons’ Inc. which is engaged in telecommunications and computer outsourcing. He is also a director of Burlington Resources Inc., Commonwealth Telephone Enterprises, Inc., Peter Kiewit Sons’ Inc. and Valmont Industries Inc.

     The Board of Directors has concluded that the following directors are independent in accordance with the director independence standards of the New York Stock Exchange, and has determined that none of them has a material relationship with the Corporation which would impair his or her independence from management or otherwise compromise his or her ability to act as an independent director: Malcolm G. Chace; William H. Gates III; David S. Gottesman; Charlotte Guyman; Donald R. Keough; Thomas R. Murphy and Walter Scott, Jr.

     In making its determination with respect to Mr. Scott, the Board considered his role as Chairman of the Board and (together with related family interests) the largest holder of voting shares of MidAmerican Energy Holdings Company, a company not consolidated with the Corporation for financial statement purposes in which the Corporation owns approximately 80.5% (fully-diluted) of the common equity but only 9.9% of the voting stock. The Board also considered the agreement between the Corporation and Mr. Scott that requires Mr. Scott and his related family interests before selling their MidAmerican shares to give the Corporation the right of first refusal to purchase their shares (if the Corporation is legally permitted to buy them) or the opportunity to assign its right to purchase to a third party (if it is not legally permitted to buy them). That same agreement also gives Mr. Scott and his related family interests the right to put their shares to the Corporation (if the Corporation is legally permitted to buy them) at fair market value to be determined by independent appraisal if the sellers do not agree with the price offered by the Corporation, and payable at the sellers’ option in cash or Berkshire shares. The Board considered these relationships in light of the attributes it believes need to be possessed by independent-minded directors, including personal financial substance and a lack of economic dependence on the Corporation, as well as business wisdom and ownership of Berkshire shares. The Board concluded that Mr. Scott’s relationships, rather than interfering with his ability to be independent from management, are consistent with the business and financial substance that have made and continue to make him an independent board member.

     Howard G. Buffett is the son of Warren Buffett. Ronald L. Olson is a partner of the law firm of Munger, Tolles & Olson LLP. Munger, Tolles & Olson LLP rendered legal services to the Corporation and its subsidiaries in 2004 and has been rendering services in 2005.

     When the accompanying proxy is properly executed and returned, the shares it represents will be voted in accordance with the directions indicated thereon or, if no direction is indicated, the shares will be voted in favor of the election of the eleven nominees identified above. The Corporation expects each nominee to be able to serve if elected, but if any nominee notifies the Corporation before the annual meeting that he or she is unable to do so, then the proxies will be voted for the remainder of those nominated and, as designated by the Directors, may be voted (i) for a substitute nominee or nominees, or (ii) to elect such lesser number to constitute the whole Board as equals the number of nominees who are able to serve.

Board of Directors’ Meetings, Committees, Directors’ Compensation and Nominations

     Board of Directors’ actions were taken in 2004 at the Annual Meeting of Directors that followed the 2004 Annual Meeting of Shareholders and at two special meetings (one of which was a two day meeting held off site) and upon one occasion by Directors’ unanimous written consent. Each director attended all meetings of the Board and of the Committees of the Board on which he or she served except for Ronald L. Olson and Malcolm G. Chace who did not attend one of the special meetings of directors. Directors are encouraged but not required to attend annual meetings of the Corporation’s shareholders. Except for David S. Gottesman, all directors of the Corporation at the date of the 2004 Annual Meeting of Shareholders attended that meeting.

     The Board of Directors has established an Audit Committee in accordance with Section 3(a)(58)A of the Securities Exchange Act of 1934. The Audit Committee consists of Malcolm G. Chace, Charlotte Guyman and Thomas S. Murphy. The Board of Directors has determined that Mr. Murphy is an “audit committee financial expert” as that term is used in Item 401(h) of Regulation S-K promulgated under the Securities Exchange Act. All current members of the Audit Committee meet the criteria for independence set forth in Rule 10A-3 under the Securities Exchange Act and in Section 303A of the New York Stock Exchange Listed Company Manual. The Audit Committee assists the Board with oversight of a) the integrity of the Corporation’s financial statements, b) the Corporation’s compliance with legal and regulatory requirements and c) the qualifications and independence of the Corporation’s independent public accountants and the Corporation’s internal audit function. The Audit Committee meets periodically with the Corporation’s independent public accountants, Director of Internal Audit and members of management and reviews the Corporation’s accounting policies and internal controls. The Audit Committee also selects the firm of independent public accountants to be retained by the Corporation to perform the audit. The Audit Committee held five formal meetings during 2004. The Board of Directors adopted an Audit Committee Charter on April 29, 2000 and subsequently amended and restated the Charter on February 17, 2004. The amended Audit Committee Charter is available on Berkshire’s website at www.berkshirehathaway.com.

     On February 17, 2004, at a special meeting of the Board of Directors, the Board of Directors established a Governance, Compensation and Nominating Committee and adopted a charter to define and outline the responsibilities of its members. A copy of the Governance, Compensation and Nominating Committee charter is available on Berkshire’s website at www.berkshirehathaway.com. The Governance, Compensation and Nominating Committee consists of David S. Gottesman, Donald R. Keough and Walter Scott, Jr., all of whom are independent directors in accordance with the New York Stock Exchange director independence standards.

     The role of the Governance, Compensation and Nominating Committee is to assist the Board of Directors by a) recommending governance guidelines applicable to Berkshire; b) identifying, evaluating and recommending the nomination of Board members; c) setting the compensation of Berkshire’s Chief Executive Officer and performing other compensation oversight; and d) assisting the Board with other related tasks, as assigned from time to time.

     In identifying director nominees, the Governance, Compensation and Nominating Committee looks for individuals who have a meaningful interest in Berkshire stock, are shareholder-oriented and possess business savvy. With respect to the selection of director nominees at the 2005 Annual Meeting of Shareholders, the Governance, Compensation and Nominating Committee recommends the Board nominate the eleven directors currently serving on the Board.

     Neither Berkshire nor its Governance, Compensation and Nominating Committee has a formal policy by which shareholders may recommend director candidates but the committee will consider appropriate candidates recommended by shareholders. A shareholder wishing to submit such a recommendation should send a letter to the Secretary of the Corporation at 1440 Kiewit Plaza, Omaha, NE 68131. The mailing envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a shareholder and provide a brief summary of the candidate’s qualifications. At a minimum, candidates recommended for election to the Board of Directors must meet the independence standards of the New York Stock Exchange and the criteria used by the Governance, Compensation and Nominating Committee.

     Directors of the Corporation or its subsidiaries who are employees or spouses of employees do not receive fees for attendance at directors’ meetings. A director who is not an employee or a spouse of an employee receives a fee of $900 for each meeting attended in person and $300 for participating in any meeting conducted by telephone. A director who serves as a member of the Audit Committee receives a fee of $1,000 quarterly. Directors are reimbursed for their out-of-pocket expenses incurred in attending meetings of directors or shareholders.

Meetings of Non-Management Directors

     A meeting of non-management directors was held following the annual meeting of the full Board of Directors on May 3, 2004. Mr. Ronald L. Olson presided as ad hoc chair of the meeting. In addition, following that meeting, a meeting of Directors determined to be independent was held. Mr. Walter Scott, Jr. presided as ad hoc chair of that meeting. A shareholder wishing to contact the non-management directors should send a letter to the Secretary of the Corporation at 1440 Kiewit Plaza, Omaha, NE 68131. The mailing envelope must contain a clear notation that the enclosed letter is to be forwarded to the Corporation’s non-management directors.

Shareholder Communications with the Board of Directors

     Shareholders who wish to communicate with the Board of Directors or a particular director may send a letter to the Secretary of the Corporation at 1440 Kiewit Plaza, Omaha, NE 68131. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Corporate Governance Guidelines

     The Board of Directors has adopted Corporate Governance Guidelines to promote effective governance of the Corporation. The Corporate Governance Guidelines are available on Berkshire’s website at www.berkshirehathaway.com. A copy of the Corporate Governance Guidelines also may be obtained at no charge by written request to the attention of the Secretary of the Corporation at 1440 Kiewit Plaza, Omaha, NE 68131.

Code of Business Conduct and Ethics

     The Corporation has adopted a Code of Business Conduct and Ethics for all Berkshire Hathaway Inc. directors, officers and employees as well as directors, officers and employees of each of its subsidiaries. The Code of Business Conduct and Ethics is available on Berkshire’s website at www.berkshirehathaway.com. A copy of the Code of Business Conduct and Ethics may be obtained at no charge by written request to the attention of the Secretary of the Corporation at 1440 Kiewit Plaza, Omaha, NE 68131.

Executive Compensation

     The following table discloses the compensation received for the three years ended December 31, 2004 by the Corporation’s Chief Executive Officer and its other executive officers.

SUMMARY COMPENSATION TABLE

				All
		Annual Compensation		Other
Name and Principal Position	Year	Salary	Bonus	Compensation
Warren E. Buffett	2004	$100,000	—	$211,000	(2)
Chief Executive Officer/	2003	100,000	—	208,000	(2)
Chairman of the Board	2002	100,000	—	196,000	(2)
Marc D. Hamburg	2004	562,500	—	38,000	(3)
Vice President/Chief	2003	512,500	—	36,000	(3)
Financial Officer	2002	462,500	—	31,500	(3)
Charles T. Munger (1)	2004	100,000	—	—
Vice Chairman of the Board	2003	100,000	—	—
	2002	100,000	—	—

(1)	Mr. Munger is compensated by a Berkshire subsidiary.

(2)	Represents the value of directors’ fees received by Mr. Buffett in cash or deferred phantom equity interests from certain non-subsidiary companies in which Berkshire has significant investments.

(3)	Represents contributions to a subsidiary’s defined contribution plan in which Mr. Hamburg participates and directors’ fees received by Mr. Hamburg from a Berkshire affiliate.

Board of Directors’ Report on Executive Compensation

     Traditionally, Berkshire’s program regarding compensation of its executive officers has been different from most public corporations’ programs. In 2003 and in prior years, Mr. Buffett recommended to the Board of Directors the amount of his proposed remuneration and he set the remuneration of Berkshire’s other executive officers (including both salary and bonus). Mr. Buffett has been paid an annual salary of $100,000 for each of the last 24 years. Factors considered by Mr. Buffett were typically subjective, such as his perception of the individual’s performance and any planned change in functional responsibility. Neither the profitability of the Corporation nor the market value of its stock were considered in setting executive officer remuneration (including both salary and bonus). Further, it has been the Corporation’s policy that all compensation paid to its executive officers be deductible under Internal Revenue Code Section 162(m). The Corporation’s Governance, Compensation and Nominating Committee used the same policies traditionally used by Mr. Buffett and the Board in determining the compensation for Mr. Buffett in 2004 and in making other recommendations to the Board.

     Submitted by the members of the Governance, Compensation and Nominating Committee of the Board of Directors

Walter Scott, Jr., Chairman
David S. Gottesman
Donald R. Keough

Independent Public Accountants

     Deloitte & Touche LLP (“Deloitte”) served as the Corporation’s principal independent public accountants for 2004. Representatives from that firm will be present at the Annual Meeting of Shareholders, will be given the opportunity to make a statement if they so desire and will be available to respond to any appropriate questions.

     The following table shows the fees paid or accrued for audit services and fees paid for audit related, tax and all other services rendered by Deloitte for each of the last two years (in millions):

	2004		2003
Audit Fees(a)	$12.0		$6.7
Audit Related Fees(b)	1.6		0.5
Tax Fees(c)	3.2		2.8
All Other Fees	—		0.2

	$16.8	(d)	$10.2	(d)

(a)	Audit fees include fees for the audit of the Corporation’s consolidated financial statements and interim reviews of the Corporation’s quarterly financial statements, audit services provided in connection with required statutory audits of many of the Corporation’s insurance subsidiaries and certain of its non-insurance subsidiaries and comfort letters, consents and other services related to SEC matters.

(b)	Audit related fees primarily include fees for certain audits of subsidiaries not required for purposes of Deloitte’s audit of the Corporation’s consolidated financial statements or for any other statutory or regulatory requirements, audits of certain subsidiary employee benefit plans and consultations on various accounting and reporting matters.

(c)	Tax fees include fees for services relating to tax compliance, tax planning and tax advice. These services include assistance regarding federal, state and international tax compliance, the return preparation and tax audits.

(d)	The information presented herein excludes fees paid by MidAmerican Energy Holdings Company, a non consolidated subsidiary, in which Berkshire holds a 80.5% economic interest. MidAmerican was billed by Deloitte approximately $3.2 million and $2.6 million for audit fees relating to its separate reporting requirement and $0.5 million and $1.2 million for audit related and tax services, in each case for the years ending December 31, 2004 and 2003, respectively.

     The services performed by Deloitte in connection with engagements subsequent to May 5, 2003, were pre-approved in accordance with the pre-approval policy adopted by the Audit Committee on May 5, 2003. The pre-approval policy is included herein as Exhibit B.

Report of the Audit Committee

March 2, 2005

To the Board of Directors of Berkshire Hathaway Inc.

     We have reviewed and discussed the consolidated financial statements of the Corporation and its subsidiaries to be set forth in the Corporation’s 2004 Annual Report to Shareholders and at Item 8 of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004, with management of the Corporation and Deloitte & Touche LLP, independent public accountants for the Corporation.

     We have discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” Statement on Auditing Standards No. 99, “Consideration of Fraud in a Financial Statement Audit” and Securities and Exchange Commission rules regarding auditor independence discussed in Final SEC Releases Nos. 33-8183 and 33-8183a.

     We have received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and have discussed with Deloitte & Touche LLP its independence from the Corporation.

     Based on the review and discussions with management of the Corporation and Deloitte & Touche LLP referred to above, we recommend to the Board of Directors that the Corporation publish the consolidated financial statements of the Corporation and subsidiaries for the year ended December 31, 2004 in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004 and in the Corporation’s 2004 Annual Report to Shareholders.

     It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and in accordance with generally accepted accounting principles; that is the responsibility of management and the Corporation’s independent public accountants. In giving its recommendation to the Board of Directors, the Audit Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the reports of the Corporation’s independent public accountants with respect to such financial statements.

     Submitted by the members of the Audit Committee of the Board of Directors.

Thomas S. Murphy, Chairman
Malcolm G. Chace
Charlotte Guyman

Stock Performance Graph

     The following chart compares the subsequent value of $100 invested in Berkshire Hathaway Inc. common stock on December 31, 1999 with a similar investment in the Standard and Poor’s 500 Stock Index and in the Standard and Poor’s Property — Casualty Insurance Index.

Comparison of Five Year Cumulative Return*

*	Cumulative return for the Standard and Poor’s indices based on reinvestment of dividends.

**	It would be difficult to develop a peer group of companies similar to Berkshire. The Corporation owns subsidiaries engaged in a number of diverse business activities of which the most important is the property and casualty insurance business and, accordingly, management has used the Standard and Poor’s Property — Casualty Insurance Index for comparative purposes.

Section 16(a) Beneficial Owner Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s officers and directors, and persons who own more than ten percent of a registered class of the Corporation’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons that no Section 16(a) forms were required for those persons, the Corporation believes that during 2004 all filing requirements applicable to its officers, directors, and greater than ten-percent shareholders were complied with.

Security Ownership of Certain Beneficial Owners and Management

     Warren E. Buffett, whose address is 1440 Kiewit Plaza, Omaha, NE 68131, a nominee for director and the only person known to the Corporation to be the beneficial owner of more than 5% of the Corporation’s Class A or Class B Stock. Beneficial ownership of the Corporation’s Class A and Class B Stock on February 1, 2004 by Mr. Buffett and by any other executive officers and directors of the Corporation who own shares is shown in the following table:

					Percentage		Percentage
				Percentage	of Aggregate		of Aggregate
				of Outstanding	Voting Power		Economic
		Shares		Stock of	of Class A		Interest
	Title of Class	Beneficially		Respective	and		of Class A
Name	of Stock	Owned (1)		Class (1)	Class B (1)		and Class B (1)
Warren E. Buffett	Class A	502,964	(2)	39.7
	Class B	177	(2)	*	38.5	(3)	32.7
Howard G. Buffett	Class A	1,491	(4)	0.1
	Class B	69	(4)	*	0.1		0.1
Malcolm G. Chace	Class A	1,574	(5)	0.1
	Class B	73	(5)	*	0.1		0.1
William H. Gates III	Class A	3,580	(6)	0.3
	Class B	—		—	0.3		0.2
David S. Gottesman	Class A	18,936	(7)	1.5
	Class B	35,383	(7)	0.4	1.5		1.3
Charlotte Guyman	Class A	70		*
	Class B	24		*	*		*
Donald R. Keough	Class A	70	(8)	*
	Class B	—		*	*		*
Charles T. Munger	Class A	15,911		1.3
	Class B	—		*	1.2		1.0
Thomas S. Murphy	Class A	1,137		0.1
	Class B	22		*	0.1		*
Ronald L. Olson	Class A	253	(9)	*
	Class B	300		*	*		*
Walter Scott, Jr.	Class A	100	(10)	*
	Class B	—		*	*		*
Directors and executive officers as	Class A	546,086		43.1
a group	Class B	36,048		0.4	41.8		35.6

*	less than 0.1%.

(1)	Beneficial owners exercise both sole voting and sole investment power unless otherwise stated. Each share of Class A Stock is convertible into thirty shares of Class B Stock at the option of the shareholder. As a result, pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, a shareholder is deemed to have beneficial ownership of the shares of Class B Stock which such shareholder may acquire upon conversion of the Class A Stock. In order to avoid overstatement, the amount of Class B Stock beneficially owned does not take into account such shares of Class B Stock which may be acquired upon conversion (an amount which is equal to 30 times the number of shares of Class A Stock held by a shareholder). The percentage of outstanding Class B Stock is based on the total number of shares of Class B Stock outstanding as of March 2, 2005 and does not take into account shares of Class B Stock which may be issued upon conversion of Class A Stock.

(2)	Includes 474,998 Class A shares owned directly and beneficially by Warren E. Buffett, 1,104 Class A shares owned by three trusts of which Mr. Buffett is sole trustee but with respect to which Mr. Buffett disclaims any beneficial interest and 26,862 Class A shares and 177 Class B shares owned by the estate of Susan T. Buffett of which Mr. Buffett is the executor but with respect to which Mr. Buffett disclaims any beneficial interest.

(3)	Mr. Buffett has entered into a voting agreement with Berkshire providing that, should the combined voting power of shares held by Mr. Buffett, the trusts and the estate exceed 49.9% of Berkshire’s total voting power, he will vote those shares in excess of that percentage proportionately with votes of the other Berkshire shareholders.

(4)	Includes 1,481 Class A shares and 20 Class B shares held by a private foundation and for which Mr. Buffett possesses voting and investment power but with respect to which Mr. Buffett disclaims any beneficial interest.

(5)	Includes 1,361 Class A shares and 28 Class B shares held by various trusts and partnerships of which Mr. Chace is a trustee or a limited partner and possesses shared voting and investment power. Does not include 54 Class A shares owned by Mr. Chace’s wife.

(6)	All of the shares beneficially owned by Mr. Gates are held by a single-member limited liability company of which Mr. Gates is the sole member.

(7)	Includes 9,839 Class A shares and 33,386 Class B shares as to which Mr. Gottesman or his wife has shared voting power and 8,724 Class A shares and 34,575 Class B shares as to which Mr. Gottesman or his wife has shared investment power. Mr. Gottesman has a pecuniary interest in 10,022 Class A shares included herein.

(8)	Does not include 8 Class B shares owned by Mr. Keough’s wife.

(9)	Includes 148 Class A shares held by three trusts for which Mr. Olson is sole trustee but with respect to which Mr. Olson disclaims any beneficial interest.

(10)	Does not include 10 Class A shares owned by Mr. Scott’s wife.

PROPOSED AMENDMENTS TO THE CORPORATION’S RESTATED CERTIFICATE OF INCORPORATION TO A) ADD TO THE VOTING RIGHTS OF HOLDERS OF CLASS B STOCK IN CERTAIN SITUATIONS (ITEM 2) AND B) CLARIFY THEIR RIGHTS IN A STOCK SPLIT OR STOCK DIVIDEND (ITEM 3).

     The Board of Directors has approved and recommends to the shareholders the adoption of two amendments to Article Fourth of the Corporation’s Restated Certificate of Incorporation (the “Proposed Amendments”). The text of the Proposed Amendments is attached as Exhibit A. The summary of the Proposed Amendments contained herein should be read in conjunction with and is qualified in its entirety by reference to the full text of the Proposed Amendments set forth as Exhibit A.

Reason for the Proposed Amendments

     Shares of Class B Stock are intended to have 1/30th the economic rights of shares of Class A Stock. Under our current Restated Certificate of Incorporation, our Class A shareholders could benefit from certain transactions that would be disadvantageous to our Class B shareholders. This could be the case, for example, in a merger of the Corporation with another entity in which the value of the merger consideration to be paid for shares of Class B Stock is less than 1/30th the value of the merger consideration to be paid for shares of Class A Stock. This type of outcome was not intended when the Class B Stock was issued in 1996. Berkshire’s Chairman and CEO, Warren Buffett, has committed to the Board of Directors that so long as he is a Berkshire shareholder, he will vote against any such transaction. The proposed amendment will eliminate this potential outcome. In addition, under our current Restated Certificate of Incorporation, the provisions related to a distribution of stock of the Corporation upon a stock split or stock dividend could be interpreted to provide that, upon such an event, each share of Class B Stock would receive an amount of shares of Class B Stock that is 1/30th the amount of shares of Class A Stock received for a share of Class A Stock. Upon such an event occurring, the number of shares received by each class of our common stock for each outstanding share should be equal. For example, a stock dividend by the Corporation in which each share of Class A Stock receives one additional share of Class A Stock should result in each share of Class B Stock receiving one additional share of Class B Stock, not 1/30th of one share of Class B Stock.

     As a result, the Board of Directors has approved, deemed advisable and recommends that the shareholders of the Corporation approve the Proposed Amendments. You must vote separately for each Proposed Amendment, and the adoption of one Proposed Amendment is not conditioned on the adoption of the other Proposed Amendment. Each Proposed Amendment, if adopted, will become effective upon filing a Certificate of Amendment to the Corporation’s Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. Berkshire currently has no plans, arrangements or understandings (a) to engage in a business combination requiring shareholder approval that would be governed by the proposed amendment to add to the voting rights of Class B Stock or (b) to affect a stock dividend, stock split or similar transaction.

2.	Proposed Amendment No. 1: To Add to the Voting Rights of Holders of Class B Stock in Certain Situations.

Summary of Proposed Amendment No. 1

     Under a new Article Fourth, Section 2, Part E, holders of a majority of the outstanding Class B Stock, voting as a class, would be required to approve a merger or consolidation, or a reclassification of the Corporation’s securities, recapitalization of the Corporation or similar transaction, unless (1) the Class A Stock is not receiving any consideration as a result of the transaction, no change is to be made to the terms of either the Class A Stock or the Class B Stock, and neither the Class A Stock nor the Class B Stock is to be exchanged for or converted into any other securities or consideration or canceled, (2) the holders of Class A Stock and Class B Stock receive the same number of shares of stock (on a per share basis) in the transaction, consisting solely of Class A Stock or Class B Stock, as applicable, or stock with the same or equivalent rights, as applicable, or (3) upon the consummation of such transaction, shares of Class B Stock receive the same form of consideration as the shares of Class A Stock and at least 1/30th the amount of such consideration.

     This is only a summary of the Proposed Amendment No. 1 to the Corporation’s Restated Certificate of Incorporation. In Article Fourth, Section 2, a new Part E would be added, the text of which is included in Exhibit A, is indicated by bold italics type which is underlined and incorporated herein by reference. Shareholders are encouraged to read the entire text of this Article Fourth, Section 2, Part E.

     The affirmative vote of (i) a majority of the Class A Stock and Class B Stock outstanding as of the record date, voting together as a single class, and (ii) a majority of the Class A Stock outstanding as of the record date, voting as a separate class, is required for approval of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSED AMENDMENT NO. 1 TO THE CORPORATION’S RESTATED CERTIFICATE OF INCORPORATION.

3.   Proposed Amendment No. 2: To Clarify the Rights of Holders of Class B Stock in a Stock Split or Stock Dividend

Summary of Proposed Amendment No. 2

     Article Fourth, Section 2, current Part B would be revised to provide that, in the case of a stock split effected by amendment to the Restated Certificate of Incorporation, or a stock dividend of shares of Class A Stock to holders of Class A Stock and shares of Class B Stock to holders of Class B Stock, the holders of Class B Stock would be entitled to receive, on a per share basis, the number of shares of Class B Stock equal to the number of shares of Class A Stock received on a per share basis by the holders of Class A Stock.

     This is only a summary of Proposed Amendment No. 2 to the Corporation’s Restated Certificate of Incorporation. Exhibit A includes these proposed revisions to Article Fourth, Section 2, current Part B, with additions to the current provisions indicated by bold italics type which is underlined, and deletions indicated by strike-outs. Shareholders are encouraged to read the entire text of this revised Article Fourth, Section 2, Part B.

     The affirmative vote of (i) a majority of the Class A Stock and Class B Stock outstanding as of the record date, voting together as a single class, and (ii) a majority of the Class A Stock outstanding as of the record date, voting as a separate class, is required for approval of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSED AMENDMENT NO. 2 TO THE CORPORATION’S RESTATED CERTIFICATE OF INCORPORATION.

4. OTHER MATTERS

     As of the date of this statement your management knows of no business to be presented to the meeting that is not referred to in the accompanying notice other than the approval of the minutes of the last Annual Meeting of Shareholders, which action will not be construed as approval or disapproval of any of the matters referred to in such minutes. As to other business that may properly come before the meeting, it is intended that proxies properly executed and returned will be voted in respect thereof at the discretion of the person voting the proxies in accordance with his or her best judgment, including upon any shareholder proposal about which the Corporation did not receive timely notice.

Annual Report

     The Annual Report to the Shareholders for 2004 accompanies this proxy statement, but is not deemed a part of the proxy soliciting material.

     A copy of the 2004 Form 10-K report as required to be filed with the Securities and Exchange Commission, excluding exhibits, will be mailed to shareholders without charge upon written request to: Forrest N. Krutter, Secretary, Berkshire Hathaway Inc., 1440 Kiewit Plaza, Omaha, NE 68131. Such request must set forth a good-faith representation that the requesting party was either a holder of record or a beneficial owner of Class A or Class B Stock of the Corporation on March 2, 2005. Exhibits to the Form 10-K will be mailed upon similar request and payment of specified fees. The 2004 Form 10-K is also available through the Securities and Exchange Commission’s World Wide Web site (www.sec.gov).

Proposals of Shareholders

     Any shareholder proposal intended to be considered for inclusion in the proxy statement for presentation at the 2006 Annual Meeting must be received by the Corporation by November 19, 2005. The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934. It is suggested the proposal be submitted by certified mail — return receipt requested. Shareholders who intend to present a proposal at the 2006 Annual Meeting without including such proposal in the Corporation’s proxy statement must provide the Corporation notice of such proposal no later than February 2, 2006. The Corporation reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

By order of the Board of Directors

Omaha, Nebraska	FORREST N. KRUTTER, Secretary
March 18, 2005

EXHIBIT A

ARTICLE FOURTH OF THE
CERTIFICATE OF INCORPORATION
AS PROPOSED TO BE REVISED
BY AMENDMENT

     FOURTH: The total number of shares of all classes of stock that the Corporation is authorized to issue is 57,650,000, of which 1,650,000 shares shall be Class A Common Stock, 55,000,000 shall be Class B Common Stock, and 1,000,000 shares shall be Preferred Stock. Shares of Preferred Stock shall have no par value. Each share of Class A Common Stock shall have a par value of $5.00. Each share of Class B Common Stock shall have a par value of $0.1667. The Class A Common Stock and the Class B Common Stock shall sometimes hereinafter be referred to collectively as the “Common Stock.”

     1. Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law and the limitation on authorized Preferred Stock stated above in this Article FOURTH, to provide for the issuance of shares of Preferred Stock in one or more series, and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in any series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

     The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

     (a) The number of shares constituting that series and the distinctive designation of that series;

     (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates and the relative rights of priority, if any, of payment of dividends on shares of that series;

     (c) Whether that series shall have voting rights, in addition to the class voting rights provided by law, and, if so, the terms of such voting rights;

     (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

     (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

     (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

     (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

     (h) Any other absolute or relative rights, preferences or limitations of that series.

     Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on shares of Common Stock with respect to the same dividend period.

     The Preferred Stock shall be preferred over the Common Stock as to assets, and in the event of any liquidation or dissolution or winding up of the Corporation (whether voluntary or involuntary), the holders of the Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, the amount specified for each particular series, together with any dividends accrued or in arrears, for every share of their holdings of Preferred Stock before any distribution of the assets shall be made to the holders of Common Stock, and shall be entitled to no other or further distribution. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any, as provided by the Board of Directors) payable with respect thereto.

     Neither the consolidation nor merger of the Corporation with or into any other corporation, nor any sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Article FOURTH.

     2. Class A Common Stock and Class B Common Stock. The powers, preferences, and rights of the Class A Common Stock and Class B Common Stock, and the qualifications, limitations and restrictions thereof, are fixed as follows:

     A. Issuance; Payment and Assessability. The shares of Class A Common Stock and Class B Common Stock may be issued by the Corporation from time to time for such consideration, having a value not less than par value, as may be fixed from time to time by the Board of Directors of the Corporation. Any and all shares of Class A Common Stock and Class B Common Stock so issued for which the consideration so fixed has been paid or delivered to the Corporation shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of said shares shall not be liable for any further payments in respect of such shares.

     B. Dividends; Distributions; Stock Splits. Holders of Class A Common Stock shall be entitled to such dividends or other distributions (including liquidating distributions) per share, whether in cash, in kind, in stock (including a stock split) or by any other means, when and as may be declared by the Board of Directors of the Corporation out of assets or funds of the Corporation legally available therefor. Holders of Class B Common Stock shall be entitled to dividends or other distributions (including liquidating distributions) per share, whether in cash, in kind, in stock ~~(including a stock split)~~, or by any other means, equal to one-thirtieth (1/30th) of the amount per share declared by the Board of Directors of the Corporation for each share of Class A Common Stock (except in the case of a stock split effected by dividend or amendment to this Restated Certificate of Incorporation, or a stock dividend of shares of Class A Common Stock to holders of Class A Common Stock and shares of Class B Common Stock to holders of Class B Common Stock, in which case holders of Class B Common Stock shall be entitled to receive, on a per share basis, the number of shares of Class B Common Stock equal to the number of shares of Class A Common Stock received on a per share basis by the holders of Class A Common Stock), and such dividends or distributions with respect to the Class B Common Stock shall be paid in the same form and at the same time as dividends or distributions with respect to the Class A Common Stock; provided, however, that, in the event of a stock split or stock dividend, holders of Class A Common Stock shall receive shares of Class A Common Stock and holders of Class B Common Stock shall receive shares of Class B Common Stock, unless otherwise specifically designated by resolution of the Board of Directors.

     C. Voting. Each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock standing in his name on the books of the Corporation. Each holder of Class B Common Stock shall be entitled to one-two-hundredth (1/200th) of one vote for each share of Class B Common Stock standing in his name on the books of the Corporation. Unless otherwise required by the Delaware General Corporation Law, the Class A Common Stock and the Class B Common Stock shall vote as a single class with respect to all matters submitted to a vote of shareholders of the Corporation.

     D. Conversion. Each share of Class A Common Stock may, at the option of the holder of record thereof and without payment of any consideration, be converted into thirty (30) fully paid and nonassessable shares of Class B Common Stock. Any such conversion may be effected by any holder of Class A Common Stock surrendering such holder’s certificate or certificates for the Class A Common Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for the Class A Common Stock, together with a written notice to the Corporation that such holder elects to convert all or a specified whole number of shares of Class A Common Stock and stating the name or names in which such holder desires the certificate or certificates for the Class B Common Stock to be issued. If so required by the Corporation, any certificate for shares surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such shares or the duly authorized representative of such holder. Promptly thereafter, the Corporation shall issue and deliver or cause to be issued and delivered to such holder or such holder’s nominee or nominees, a certificate or certificates for the number of shares of Class B Common Stock to which such holder shall be entitled as herein provided. Such conversion shall be deemed to have been made at the close of business on the date of receipt by the Corporation or any such transfer agent of such certificate or certificates for Class A Common Stock and such notice, and the person or persons entitled to receive the Class B Common Stock issuable on such conversion shall be treated for all purposes as the record holder or holders of such Class B Common Stock on that date.

     The issuance of certificates for shares of Class B Common Stock issuable upon the conversion of shares of Class A Common Stock shall be made without charge to the converting holder; provided, however, that if any certificate is to be issued in a name other than that of the record holder of the shares being converted, the Corporation shall not be required to issue or deliver any such certificate unless and until the person requesting the issuance thereof shall have paid to the Corporation the amount of any tax that may be payable with respect to any transfer involved in the issuance and delivery of such certificate or has established to the satisfaction of the Corporation that such tax has been paid.

     The Corporation covenants that it will at all times reserve and keep available, solely for the purpose of issuance upon conversion of the outstanding shares of Class A Common Stock, a number of shares of Class B Common Stock equal to thirty (30) times the number of shares of Class A Common Stock then outstanding, in addition to the number of shares of Class B Common Stock then outstanding; provided, however, that nothing herein shall be construed to preclude the Corporation from satisfying its obligation to issue shares of Class B Common Stock upon conversion of Class A Common Stock by delivery of purchased or redeemed shares of Class B Common Stock which are held in the treasury of the Corporation.

     E. Mergers, Consolidation, Reclassifications and Certain Other Transactions (1) Notwithstanding any other provisions of this Restated Certificate of Incorporation, and in addition to any approval required by law or by this Restated Certificate of Incorporation, and except as otherwise expressly provided in Section 2.E.(2) of this Article FOURTH:

(i) any merger or consolidation of the Corporation with or into any other entity; or (ii) any reclassification of securities (including any forward stock split or reverse stock split effected by amendment to this Restated Certificate of Incorporation), or recapitalization of the Corporation, or any other transaction or series of transactions which has the effect, directly or indirectly, of increasing, as compared to the outstanding shares of Class B Common Stock, the proportionate number of shares outstanding or aggregate voting power of the outstanding shares of any other class of equity securities, or any class of securities convertible into any class of equity securities, of the Corporation;

shall require the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock.

(2) The provisions of Section 2.E.(1) of this Article FOURTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such approval as is required by law or any other provision of this Restated Certificate of Incorporation, if (i) no consideration is to be received by holders of Class A Common Stock on account of their Class A Common Stock, no change is to be made to the terms of either the Class A Common Stock or the Class B Common Stock, and neither the Class A Common Stock nor the Class B Common Stock is to be exchanged for or converted into any other securities or consideration or canceled, (ii) the holders of Class A Common Stock and Class B Common Stock are entitled to receive the same number of shares of stock (on a per share basis), consisting solely of, in the case of holders of Class A Common Stock, either Class A Common Stock or stock with the same or equivalent powers, preferences, rights, qualifications, limitations and restrictions as the Class A Common Stock, and, in the case of holders of Class B Common Stock, either Class B Common Stock or a stock with the same or equivalent powers, preferences, rights, qualifications, limitations and restrictions as the Class B Common Stock, or (iii) the following conditions shall have been met:

(a) the consideration to be received by holders of Class B Common Stock shall be paid in the same form and at the same time as that received by holders of Class A Common Stock; and

(b) (x) the amount of cash, (y) the amount of stock, and (z) the fair market value, as of the date (the “Consummation Date”) of the consummation of the Business Combination, of the consideration other than cash and stock (the “Other Consideration”) to be received per share by holders of Class B Common Stock, shall respectively be at least 1/30th of the amount of cash, at least 1/30th of the amount of stock, and at least 1/30th of the fair market value (as of the applicable Consummation Date) of such Other Consideration, to be received per share by holders of Class A Common Stock.

The term “Business Combination” as used in this Article FOURTH shall mean any transaction which is referred to in clauses (i) or (ii) of Section 2.E.(1) of this Article FOURTH.

(3) The Board of Directors of the Corporation shall have the power and duty to determine compliance with this Article FOURTH, including, without limitation, (i) whether the applicable conditions set forth in Section 2.E.(1) have been met with respect to any Business Combination, and (ii) whether the amount of cash, the amount of stock and the fair market value of the Other Consideration to be received by holders of Class B Common Stock meets the conditions set forth in Section 2.E.(2)(b).

(4) Notwithstanding any other provisions of this Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of stock required by law or this Restated Certificate of Incorporation, the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock shall be required to alter, amend or repeal this Section 2.E. of this Article FOURTH, including by merger, consolidation or otherwise (other than by a merger or consolidation that does not otherwise require a separate vote of the holders of Class B Common Stock under Section 2.E.2. of this Article FOURTH).

EXHIBIT B

Berkshire Hathaway Inc.
Audit Committee
Audit and Non-Audit Services Pre-Approval Policy
As Adopted on May 5, 2003

I. Statement of Principles
Under the Sarbanes-Oxley Act of 2002, the Audit Committee of the Board of Directors is responsible for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence from the Company.

As set forth in this Policy, unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the independent auditor. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Audit Committee.

The appendices to this Policy describe the Audit, Audit-related, Tax and All Other services that have the general pre-approval of the Audit Committee. The term of any general pre-approval is 12 months from the date of pre-approval, unless the Audit Committee considers a different period and states otherwise. The Audit Committee will annually review and pre-approve the services that may be provided by the independent auditor without obtaining specific pre-approval from the Audit Committee. The Audit Committee will revise the list of general pre-approved services from time to time, based on subsequent determinations.

The purpose of this Policy is to set forth the procedures by which the Audit Committee intends to fulfill its responsibilities. If does not delegate the Audit Committee’s responsibilities to pre-approve services performed by the independent auditor to management.

The independent auditor has reviewed this Policy and believes that implementation of the policy will not adversely affect the auditor’s independence.

II. Delegation
The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

III. Audit Services
The annual Audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other items.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant general pre-approval to other Audit services, which are those services that only the independent auditor reasonably can provide. The Audit Committee has pre-approved the Audit services in Appendix A. All other Audit services not listed in Appendix A must be specifically pre-approved by the Audit Committee.

IV. Audit-related Services
Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor, and has pre-approved Audit-related services in Appendix A. All other Audit-related services not listed in Appendix A must be specifically pre-approved by the Audit Committee.

V. Tax Services
The Audit Committee believes that the independent auditor can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence. However, the Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee has pre-approved the Tax services in Appendix A. All Tax services involving large and complex transactions not listed in Appendix A must be specifically pre-approved by the Audit Committee.

VI. All Other Services
All Other permissible services not listed in Appendix A must be specifically pre-approved by the Audit Committee.

A list of the SEC’s prohibited non-audit services is included in Appendix A. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VII. Pre-Approval Fee Levels
Pre-approval fee levels for all services to be provided by the independent auditor will be established annually by the Audit Committee. Any proposed services exceeding these levels or amounts will require specific pre-approval by the Audit Committee.

VIII. Procedures
Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

All requests or applications for services to be provided by the independent auditor that do not require specific approval by the Audit Committee will be submitted to the Chief Financial Officer and must include a detailed description of the services to be rendered. The Chief Financial Officer will determine whether such services are included within the list of services that have received the general pre-approval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor.

Appendix A

Pre-Approved Audit Services

•	Statutory audits or financial audits for subsidiaries or affiliates of the Company

•	Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents), and assistance in responding to SEC comment letters

•	Consultations by the company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard setting bodies (Note: Under SEC rules, some consultations may be “audit-related” services rather than “audit” services)

Pre-Approved Audit-Related Services

•	Due diligence services pertaining to potential business acquisitions/dispositions

•	Financial statement audits of employee benefit plans

•	Agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters

•	Internal control reviews and assistance with internal control reporting requirements

•	Consultations by the company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies (Note: Under SEC rules, some consultations may be “audit” services rather than “audit-related” services)

•	Attest services not required by statute or regulation

•	Statutory, subsidiary or equity investee audits incremental to the audit of the consolidated financial statements

Pre-Approved Tax Services

•	U.S. federal, state and local tax planning and advice

•	U.S. federal, state and local tax compliance

•	International tax planning and advice

•	International tax compliance

•	Review of federal, state, local and international income, franchise, and other tax returns

Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statements

•	Financial information systems design and implementation

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports

•	Actuarial services

•	Internal audit outsourcing

•	Management functions

•	Human Resource functions

•	Broker or dealer, investment adviser or investment banking services

•	Legal services

•	Expert services

BERKSHIRE HATHAWAY INC.
Annual Meeting of Shareholders to be held on April 30, 2005
This Proxy is Solicited on Behalf of the Board of Directors

PROXY

     The undersigned hereby appoints Marc D. Hamburg and Walter Scott, Jr., or either of them, as proxies, with power of substitution to each proxy and substitute, to vote the Class A Common Stock (CLA) and Class B Common Stock (CLB) of the undersigned at the 2005 Annual Meeting of Shareholders of Berkshire Hathaway Inc. and at any adjournment thereof, as indicated on the reverse hereof on the proposal for Election of Directors and the proposal to amend the Restated Certificate of Incorporation described in the Notice and Proxy Statement for such meeting and as said proxies may determine in the exercise of their best judgment on any other matters which may properly come before the meeting.

     IF PROPERLY EXECUTED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NOT SPECIFIED, WILL BE VOTED FOR ELECTING ALL NOMINEES AND FOR THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION.

PLEASE SIGN ON REVERSE SIDE AND MAIL PROMPTLY
IN THE ENCLOSED ENVELOPE

SEE REVERSE SIDE	SEE REVERSE SIDE

☒	Please mark votes as in this example.

The Board Recommends a Vote For Item 1.

1. Election of Directors
Nominees: Warren E. Buffett, Charles T. Munger, Howard G. Buffett, Malcolm G. Chace, William H. Gates III, David S. Gottesman, Charlotte Guyman, Donald R. Keough, Thomas S. Murphy, Ronald L. Olson and Walter Scott, Jr.

☐	FOR ALL NOMINEES	☐	WITHHELD FROM ALL NOMINEES

☐

For, except vote withheld from the above nominee(s).

The Board Recommends a Vote For Item 2.

2. Proposed amendment of the Corporation’s Restated Certificate of Incorporation that would add to the voting rights of holders of Class B Common Stock in certain situations.

☐	FOR	☐	AGAINST	☐	ABSTAIN

Please sign exactly as your name appears. If acting as attorney, executor, trustee or in representative capacity, sign name and title.

Signature:___________________________________ Date______________

Signature:___________________________________ Date______________

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐

The Board Recommends a Vote For Item 3.

3. Proposed amendment of the Corporation’s Restated Certificate of Incorporation that would clarify the rights of holders of Class B Common Stock in a Stock Split or Stock Dividend.

☐	FOR	☐	AGAINST	☐	ABSTAIN